EXHIBIT 99
Pall Corporation Reports Preliminary Unaudited Financial Highlights
For the Fourth Quarter and Fiscal Year 2007
Fourth Quarter Earnings Before Interest and Income Taxes Up Over 18% on Sales
Increase of 8%
East Hills, N.Y.—(Business Wire)—Oct. 4, 2007—Pall Corporation (NYSE: PLL) today reported preliminary unaudited financial highlights for the fourth quarter and year ended July 31, 2007. These highlights are subject to review and audit by the Company’s external auditors and the other limitations discussed below.
The Company previously announced that it will miss its filing deadline for audited financial results pending completion of an independent inquiry by its Audit Committee. The Company also continues to work on the restatement of certain prior period financial statements, including the periods reflected in this release. The restatement is expected to relate principally to the Company’s understatement of its U.S. income taxes and provision for income taxes in the affected periods and, accordingly, will affect the Company’s net earnings, as well as amounts reportable on its consolidated balance sheet and statements of cash flows for those periods.
Preliminary Unaudited Sales and Earnings Before Interest and Income Taxes
Sales for the fourth quarter were $646.3 million, up 8.2% compared with the fourth quarter last year. For the year ended July 31, 2007, sales were $2.2 billion, an increase of 11.6% over the prior year. In local currency, sales increased $31.1 million, or 5.2%, in the quarter and $161.3 million, or 8%, for the year.
Earnings before interest and income taxes (“EBIT”) in the quarter were $102.8 million compared to $86.5 million in the fourth quarter last year, an increase of 18.9%. Excluding items principally related to the Company’s broad cost reduction initiatives, EBIT in the quarter were $103.1 million compared to $87.8 million for the same period a year ago, an increase of 17.4%.
For the year, EBIT were $299.6 million compared to $233.4 million a year ago, an increase of 28.4%. EBIT, excluding items principally related to the Company’s cost reduction initiatives, were $321.9 million compared to $245.7 million a year ago, an increase of 31.0%.
Eric Krasnoff, Chairman and CEO, stated, “The Company continues to see the benefit of robust sales in both our Life Sciences and Industrial segments. Growth in Asia has maintained its fast pace. Our broad cost reduction initiatives are providing the expected lift to operating profits. Pall’s Total Fluid Managementsm approach is increasingly resonating with customers as reflected by significantly higher systems sales in the quarter. The profitability of systems continued its upward trend while the higher proportion of systems sales dampened gross margins in the quarter.”

Life Sciences - Fourth Quarter Preliminary Unaudited Highlights
(Dollar Amounts in Thousands)

			% CHANGE
			IN LOCAL
Sales:	JUL. 31, 2007	% CHANGE	CURRENCY
Medical	$130,318	1.2	(1.4)
BioPharmaceuticals	115,888	10.7	7.4

Total Life Sciences segment	$246,206	5.4	2.6

		% OF SALES

Gross profit	$124,707	50.7%
Operating profit	$48,941	19.9%
BioPharmaceuticals sales growth was driven by strong systems sales in the Western Hemisphere into the fast-growing biotechnology and vaccine industries supported by growth in consumables in Europe and Asia. Medical sales growth slowed as expected in the Blood market while Laboratory product sales increased in all geographies.
Gross margins improved to 50.7% from 50.2% last year. The increase in gross margins was principally driven by improved pricing in the BioPharmaceuticals market and by savings generated from cost reduction initiatives. These savings primarily derive from ongoing continuous improvement efforts in manufacturing plants and the facilities rationalization program. Operating profit increased about 3% to $48.9 million.
Industrial - Fourth Quarter Preliminary Unaudited Highlights
(Dollar Amounts in Thousands)

			% CHANGE
			IN LOCAL
Sales:	JUL. 31, 2007	% CHANGE	CURRENCY
General Industrial	$256,678	17.7	13.1
Aerospace and Transportation	71,191	(1.7)	(4.2)
Microelectronics	72,265	(1.4)	(0.5)

Total Industrial segment	$400,134	10.0	6.9

		% OF SALES

Gross profit	$177,239	44.3%
Operating profit	$68,206	17.0%
The growth in General Industrial was led by strong systems sales accompanied by growth in consumables. Systems sales growth was particularly strong in the Energy and Municipal Water markets.
Aerospace sales declined as high single-digit growth in the Commercial business driven by the Western Hemisphere and Europe was offset by a decline in Military sales. Microelectronics sales decreased as the semiconductor cycle cooled.

Gross margins were 44.3% on par with last year as margin improvements from sales, manufacturing efficiency and other cost reduction initiatives, particularly in systems, were offset by the impact of product mix resulting from strong systems growth in the quarter.
Operating profit increased about 28% to $68.2 million and operating margin improved to 17.0% from 14.6% last year.
The overall backlog in Industrial was up about 27% compared to a year ago. The systems backlog increased about 50%, with particularly strong growth in the Municipal Water and Food and Beverage markets.
Conclusion
Mr. Krasnoff concluded, “The operating performance of the Company remains strong and we continue to execute on our broad strategic initiatives. Pall’s sophisticated and dedicated workforce is to be congratulated for maintaining the Company’s momentum and focus during this difficult period. I look forward to providing a further update on our fourth quarter earnings upon completion of the previously announced independent inquiry being conducted by the Audit Committee.”
Conference Call
Tomorrow, October 5, 2007, at 8:30 am ET, Pall Corporation will host a conference call to review these results. The call will be webcast and individuals can access it at www.pall.com/investor. Listening to the webcast requires audio speakers and Microsoft Windows Media Player software. The webcast will be archived for 30 days.
About Pall Corporation
Pall Corporation is the global leader in the rapidly growing field of filtration, separation and purification. Pall is organized into two businesses: Life Sciences and Industrial. These businesses provide leading-edge products to meet the demanding needs of customers in biotechnology, pharmaceutical, transfusion medicine, energy, electronics, municipal and industrial water purification, aerospace, transportation and broad industrial markets. Total revenues for fiscal year 2007 were $2.2 billion. The Company headquarters is in East Hills, New York with extensive operations throughout the world. For more information visit Pall at http://www.pall.com.
Cautionary Statement and Forward Looking Statements
On August 2, 2007, the Company disclosed in a Current Report on Form 8-K that its previously issued financial statements for each of the eight fiscal years in the period ended July 31, 2006 and for the each of the fiscal quarters ended October 31, 2006, January 31, 2007 and April 30, 2007 should no longer be relied upon and that a restatement of some or all of those financial statements will be required. This conclusion results from the Company’s previously announced understatement of U.S. income tax payments and of its provision for income taxes as disclosed in a Current Report on Form 8-K on July 19, 2007. The Company cannot predict the impact of the restatement on its financial statements. Such restatement may affect other disclosures in the Company’s SEC filings, including information appearing under the headings “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and “Risk Factors” in such filings and disclosures with respect to the effectiveness of the Company’s disclosure controls and procedures and internal control over financial reporting and disclosures about other factors that may affect its results of operations, financial condition and prospects. The Company also believes that, as a result of these circumstances, it may have one or more material weaknesses in its internal control over financial reporting.

The Audit Committee of the Company’s Board of Directors is conducting an independent inquiry into the circumstances that gave rise to the need to restate its financial statements. That inquiry is ongoing, and the Company cannot predict when it will be completed. As the Audit Committee pursues its inquiry and as the Company completes the restatement, the Company may learn of other matters that may affect the scope of the restatement or remedial actions and their impact on the Company’s consolidated financial statements, prospects and outlook, including its cash management plans and effective tax rate in future periods. There can be no assurance that the information contained herein will not be subject to adjustment upon completion of such inquiry and restatement and the audit of the Company’s financial statements for the fiscal year ended July 31, 2007 by its independent registered public accounting firm.
Forward-looking statements contained in this and other written and oral reports are based on current Company expectations and are subject to risks and uncertainties, which could cause actual results to differ materially. All statements regarding future performance, earnings projections, earnings guidance, events or developments are forward-looking statements. Such risks and uncertainties include, but are not limited to: changes in product mix and product pricing particularly as we expand our systems business in which we experience significantly longer sales cycles and less predictable revenue with no certainty of future revenue streams from related consumable product offerings and services; increases in costs of manufacturing and operating costs including energy and raw materials; the Company’s ability to achieve the savings anticipated from cost reduction and margin improvement initiatives including the timing of completion of the facilities rationalization initiative; fluctuations in foreign currency exchange rates and interest rates; regulatory approval and market acceptance of new technologies; changes in business relationships with key customers and suppliers including delays or cancellations in shipments; success in enforcing patents and protecting proprietary products and manufacturing techniques; successful completion or integration of acquisitions; domestic and international competition in the Company’s global markets; risks arising from potential material weaknesses in our control environment; potential adverse effects to our financial condition, results of operations or prospects as a result of any restatement of prior period financial statements; risks associated with our inability to satisfy covenants under our syndicated credit facility or to obtain waivers of compliance with those covenants or waivers of defaults under our debt and other agreements; potential adverse effects if we are required to recognize adverse tax- or accounting-related developments other than those previously disclosed; risks relating to litigation or regulatory inquiries associated with the restatement of prior period financial statements or other related matters; and global and regional economic conditions and legislative, regulatory and political developments. The Company makes these statements as of the date of this disclosure and undertakes no obligation to update them.
Management uses certain non-GAAP measurements to assess the Company’s current and future financial performance. The non-GAAP measurements do not replace the presentation of Pall’s GAAP financial results. These measurements provide supplemental information to assist management in analyzing the Company’s financial position and results of operations. The Company has chosen to provide this information to facilitate meaningful comparisons of past, present and future operating results and as a means to emphasize the results of ongoing operations.

PALL CORPORATION
PRELIMINARY CONDENSED CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollar Amounts in Thousands)
Preliminary Condensed Consolidated Earnings Before Interest and Income Taxes

	FOURTH QUARTER ENDED				YEAR ENDED
	JUL. 31, 2007		JUL. 31, 2006		JUL. 31, 2007		JUL. 31, 2006

Net sales	$646,340		$597,251		$2,249,905		$2,016,830
Cost of sales	344,246	(a)	319,259	(b)	1,190,549	(a)	1,072,750	(b)

Gross profit	302,094		277,992		1,059,356		944,080

% of sales	46.7%		46.5%		47.1%		46.8%
Selling, general and administrative expenses	181,750		174,780		675,005		641,030
Research and development	17,247		15,396		62,414		57,371

Earnings before restructuring and other charges/(gains), net (“ROTC”), interest and income taxes	103,097		87,816		321,937		245,679
ROTC	292	(a)	1,327	(b)	22,352	(a)	12,326	(b)

Earnings before interest and income taxes	$102,805		$86,489		$299,585		$233,353

(a) Cost of sales includes incremental depreciation and other adjustments amounting to income of $148 in the quarter and charges of $2,179 in the year primarily recorded in conjunction with the Company’s facilities rationalization initiative. Furthermore, cost of sales includes a charge of $566 for the year related to a one-time purchase accounting adjustment to record, at market value, inventory acquired from BioSepra. This resulted in a $2,431 increase in acquired inventories in accordance with SFAS No. 141 “Business Combinations” and charges to cost of sales in the periods when the sale of a portion of the underlying inventory occurred.

ROTC in the quarter includes charges of $4,652 primarily comprised of severance and other costs related to the Company’s cost reduction programs, including its facilities rationalization initiative, partly offset by income from legal settlements. ROTC in the year includes charges of $22,980 primarily comprised of severance costs and an impairment charge on certain long-lived assets partly offset by a gain on the sale of a facility and income from legal settlements. The charges in the year relate to the Company’s cost reduction programs. In addition, the quarter and year include income of $2,117 and charges of $644, respectively, related to environmental matters, net of insurance recoveries.

(b) Included in cost of sales is a charge of $59 and $898 in the quarter and year, respectively, related to a one-time purchase accounting adjustment to record, at market value, inventory acquired from BioSepra as discussed above. Furthermore, cost of sales includes $769 in the quarter and year primarily comprised of incremental depreciation recorded in conjunction with the Company’s facilities rationalization initiative.

ROTC includes severance and other costs of $1,327 in the quarter and $14,526 in the year primarily related to the Company’s business realignment and ongoing cost reduction programs. In addition, the year includes gains on the sale of an investment and stock rights totaling $2,200.
Preliminary Condensed Consolidated Balance Sheet Highlights

	JUL. 31, 2007	JUL. 31, 2006
Cash and cash equivalents (“C&CE”)	$443,036	$317,657
Accounts Receivable, net	$551,393	$517,632
Inventories, net	$471,467	$408,273
Total indebtedness (including current portion of $41,720 and $63,382, respectively) (1)	$633,311	$703,397
Total indebtedness, net of C&CE	$190,275	$385,740

(1) As previously announced, the Company deposited $135,000 with the Internal Revenue Service in September 2007, virtually all of which relates to the Company’s aforementioned tax matter, that was partially financed with approximately $90,000 of additional indebtedness.

PALL CORPORATION
PRELIMINARY SUMMARY OPERATING PROFIT BY SEGMENT
(Unaudited)
(Dollar Amounts in Thousands)

	FOURTH QUARTER ENDED		YEAR ENDED
	JUL. 31, 2007	JUL. 31, 2006	JUL. 31, 2007	JUL. 31, 2006
Life Sciences
Sales	$246,206	$233,554	$880,187	$796,305
Cost of sales (a)	121,499	116,204	432,190	401,224

Gross profit	124,707	117,350	447,997	395,081
% of sales	50.7%	50.2%	50.9%	49.6%

Selling, general and administrative expenses	65,954	61,543	248,851	225,054
Research and development	9,812	8,452	33,860	31,588

Operating profit	$48,941	$47,355	$165,286	$138,439
% of sales	19.9%	20.3%	18.8%	17.4%

Industrial
Sales	$400,134	$363,697	$1,369,718	$1,220,525
Cost of sales (a)	222,895	202,227	755,614	669,859

Gross profit	177,239	161,470	614,104	550,666
% of sales	44.3%	44.4%	44.8%	45.1%

Selling, general and administrative expenses	101,598	101,265	381,436	374,287
Research and development	7,435	6,944	28,554	25,783

Operating profit	$68,206	$53,261	$204,114	$150,596
% of sales	17.0%	14.6%	14.9%	12.3%

CONSOLIDATED:
Operating profit	$117,147	$100,616	$369,400	$289,035
General corporate expenses	14,198	11,972	44,718	41,689

Earnings before ROTC, interest and income taxes (a)	102,949	88,644	324,682	247,346
ROTC (a)	144	2,155	25,097	13,993

Earnings before interest and income taxes	$102,805	$86,489	$299,585	$233,353

(a) Included in ROTC for the purpose of evaluation of segment profitability are other adjustments recorded in cost of sales. Such adjustments include incremental depreciation and other adjustments recorded in conjunction with the Company’s facilities rationalization initiative amounting to income of $148 and charges of $2,179 for the quarter and year ended July 31, 2007, respectively, and charges of $769 for the quarter and year ended July 31, 2006. Furthermore, such adjustments also include charges of $566 for the year ended July 31, 2007 and $59 and $898 for the quarter and year ended July 31, 2006, respectively, related to a one-time purchase accounting adjustment to record, at market value, inventory acquired from BioSepra. This resulted in a $2,431 increase in acquired inventories in accordance with SFAS No. 141 “Business Combinations” and charges to cost of sales in the periods when the sale of a portion of the underlying inventory occurred.

PALL CORPORATION
PRELIMINARY SUPPLEMENTAL SEGMENT SALES INFORMATION BY MARKET AND GEOGRAPHY
(Unaudited)
(Dollar Amounts in Thousands)

				EXCHANGE	% CHANGE
				RATE	IN LOCAL
FOURTH QUARTER ENDED	JUL. 31, 2007	JUL. 31, 2006	% CHANGE	IMPACT	CURRENCY

Life Sciences				Increase/(Decrease)

By Market:
Medical	$130,318	$128,839	1.2	$3,282	(1.4)
BioPharmaceuticals	115,888	104,715	10.7	3,398	7.4

Total Life Sciences	$246,206	$233,554	5.4	$6,680	2.6

By Geography:
Western Hemisphere	$106,245	$97,920	8.5	$142	8.4
Europe	108,645	103,365	5.1	5,978	(0.7)
Asia	31,316	32,269	(3.0)	560	(4.7)

Total Life Sciences	$246,206	$233,554	5.4	$6,680	2.6

Industrial
By Market:
General Industrial (a)	$256,678	$218,015	17.7	$10,171	13.1
Aerospace and Transportation (a)	71,191	72,401	(1.7)	1,817	(4.2)
Microelectronics	72,265	73,281	(1.4)	(671)	(0.5)

Total Industrial	$400,134	$363,697	10.0	$11,317	6.9

By Geography:
Western Hemisphere	$118,702	$111,289	6.7	$424	6.3
Europe	156,695	142,001	10.4	9,477	3.7
Asia	124,737	110,407	13.0	1,416	11.7

Total Industrial	$400,134	$363,697	10.0	$11,317	6.9

(a) Certain prior year amounts have been reclassified to conform to the current year presentation.

PALL CORPORATION
PRELIMINARY SUPPLEMENTAL SEGMENT SALES INFORMATION BY MARKET AND GEOGRAPHY
(Unaudited)
(Dollar Amounts in Thousands)

				EXCHANGE	% CHANGE
				RATE	IN LOCAL
YEAR ENDED	JUL. 31, 2007	JUL. 31, 2006	% CHANGE	IMPACT	CURRENCY

Life Sciences				Increase/(Decrease)

By Market:
Medical	$475,369	$444,033	7.1	$12,900	4.2
BioPharmaceuticals	404,818	352,272	14.9	15,466	10.5

Total Life Sciences	$880,187	$796,305	10.5	$28,366	7.0

By Geography:
Western Hemisphere	$377,301	$352,027	7.2	$243	7.1
Europe	391,500	335,089	16.8	26,593	8.9
Asia	111,386	109,189	2.0	1,530	0.6

Total Life Sciences	$880,187	$796,305	10.5	$28,366	7.0

Industrial
By Market:
General Industrial (a)	$821,957	$719,605	14.2	$31,605	9.8
Aerospace and Transportation (a)	254,675	242,624	5.0	8,453	1.5
Microelectronics	293,086	258,296	13.5	3,380	12.2

Total Industrial	$1,369,718	$1,220,525	12.2	$43,438	8.7

By Geography:
Western Hemisphere	$398,428	$375,488	6.1	$663	5.9
Europe	536,094	470,941	13.8	36,808	6.0
Asia	435,196	374,096	16.3	5,967	14.7

Total Industrial	$1,369,718	$1,220,525	12.2	$43,438	8.7

(a) Certain prior year amounts have been reclassified to conform to the current year presentation.

Contact:
Pall Corporation
Patricia Iannucci
V.P. Investor Relations & Corporate Communications
Telephone: 516-801-9848
Email: piannucci@pall.com